Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
TiVo Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (File Nos. 333-171031, 333-146156, 333-113719, 333-112836, 333-106731,333-103002, 333-100894, 333-92028, and 333-69530) and Form S-8 (File Nos. 333-176774, 333-169292, 333-163618, 333-153179, 333-153178, 333-146998, 333-135754, 333-112838, 333-106251, 333-101045, 333-69512, and 333-94629) of TiVo Inc. of our reports dated March 23, 2012, with respect to the consolidated balance sheets of TiVo Inc. and subsidiaries as of January 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended January 31, 2012, and the effectiveness of internal control over financial reporting as of January 31, 2012, which reports appear herein.

/s/ KPMG LLP

Santa Clara, California
March 23, 2012